Filed pursuant to Rule 433
Registration Statement No. 333-262557
Dated April 28, 2022

The Toronto-Dominion Bank
Callable Contingent Interest Barrier Notes
Linked to the Least Performing of the Dow Jones Industrial Average®, the Nasdaq-100 Index® and the Russell 2000® Index
Due on or about November 16, 2023

Summary of Preliminary Terms
This summary of preliminary terms is not complete. Investors should read the preliminary pricing supplement, which can be accessed via the link below, and the other documents referred to therein, as well as the “Selected Risk Considerations” section below before making an investment decision. The actual terms of the Notes will be determined on the Pricing Date.
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:	The Dow Jones Industrial Average® (Bloomberg ticker: INDU, “INDU”), the Nasdaq-100 Index® (Bloomberg ticker: NDX, “NDX”) and the Russell 2000® Index (Bloomberg ticker: RTY, “RTY”)
Term:	Approximately 18 months, subject to an Issuer Call
Principal Amount:	$1,000 per Note
Pricing Date:	Expected to be May 13, 2022*
Issue Date:	Expected to be May 18, 2022*
Final Valuation Date:	Expected to be November 13, 2023*
Maturity date:	Expected to be November 16, 2023*
Contingent Interest Payment:	15.76% per annum
Contingent Interest Observation Dates:	Quarterly, on the 13th calendar day of each February, May, August and November, commencing on August 13, 2022 and ending on the Final Valuation Date*
Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date*

Call Payment Date:
If TD elects to call the Notes on any Contingent Interest Payment Date (quarterly, commencing on the first Contingent Interest Payment Date and other than the Maturity Date), the Call Payment Date will be the corresponding Contingent Interest Payment Date*

Initial Value:	With respect to INDU: • (to be determined on the Pricing Date). With respect to NDX: • (to be determined on the Pricing Date). With respect to RTY: • (to be determined on the Pricing Date).
Contingent Interest Barrier Value:
With respect to INDU: • (75.00% of its Initial Value, to be determined on the Pricing Date).
With respect to NDX: • (75.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY: • (75.00% of its Initial Value, to be determined on the Pricing Date).

Barrier Value:
With respect to INDU: • (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to NDX: • (70.00% of its Initial Value, to be determined on the Pricing Date).
With respect to RTY: • (70.00% of its Initial Value, to be determined on the Pricing Date).

Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date
Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset
Underwriting Discount:	Up to $15.00 (1.50%) per Note**
CUSIP / ISIN:	89114VDV6 / US89114VDV62
Pricing Supplement:	https://www.sec.gov/Archives/edgar/data/0000947263/000114036122016293/brhc10036784_424b2.htm
*	Subject to postponement for market disruption events and non-trading days, as applicable, as described in the accompanying preliminary pricing supplement.
**	See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement.
Investment Description
Issuer Call Feature
TD may, in its discretion, elect to call the Notes in whole, but not in part, on any Call Payment Date (quarterly, commencing on the first Contingent Interest Payment Date and other than the Maturity Date), upon at least three Business Days’ prior written notice, regardless of the Closing Values of the Reference Assets. If TD elects to call the Notes prior to maturity, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount plus any Contingent Interest Payment otherwise due. No further payments will be made on the Notes following an Issuer Call.
Contingent Interest Payment
If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/4
If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.
Payment at Maturity
If TD does not elect to call the Notes prior to maturity, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:
•	If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:
Principal Amount of $1,000.
•	If the Final Value of any Reference Asset is less than its Barrier Value:
$1,000 + ($1,000 x Least Performing Percentage Change).
If TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will suffer a percentage loss on their initial investment that is equal to the Least Performing Percentage Change. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

TD SECURITIES (USA) LLC

The Toronto-Dominion Bank

Selected Risk Considerations

•
Your Investment in the Notes May Result in a Loss. The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if TD does not elect to call the Notes prior to maturity and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.

•
You Will Not Receive the Contingent Interest Payment With Respect to a Contingent Interest Observation Date if the Closing Value of Any Reference Asset on Such Contingent Interest Observation Date Is Less Than Its Contingent Interest Barrier Value.

•	The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, if Any, Regardless of Any Appreciation of Any Reference Asset.
•	Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
•	TD May Elect to Call the Notes Prior to the Maturity Date and the Notes Are Subject to Reinvestment Risk.
•	An Investment in Notes With Contingent Interest Payments and an Issuer Call Feature May Be More Sensitive to Interest Rate Risk Than an Investment in Notes Without Such Features.
•
The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date).

•	The Contingent Interest Rate Will Reflect, in Part, the Volatility of Each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	There Are Market Risks Associated With Each Reference Asset.
•	Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).
•
Because the Notes Are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of No Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity Than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.

•	We Have No Affiliation With Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
•	Changes that Affect the Reference Assets May Adversely Affect the Market Value of, and Return on, the Notes.
•	The Dow Jones Industrial Average®, Nasdaq-100 Index® and Russell 2000® Index Reflects Price Return, not Total Return.
•	The Notes are Subject to Risks Associated with Non-U.S. Companies.
•	The Notes are Subject to Risks Associated with Small-Capitalization Companies.
•	The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
•	The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.

•	The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
•	If the Value of Any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	The Contingent Interest Observation Dates (Including the Final Valuation Date) and the Related Payment Dates Are Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable On, the Notes.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The above summary of selected risks does not describe all of the risks associated with an investment in the Notes. You should read the accompanying preliminary pricing supplement and the other documents referred to therein for a more complete description of risks relating to the Notes.
Additional Information

We have filed a registration statement (including a prospectus), a product supplement and a pricing supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. You should read the accompanying preliminary pricing supplement, product supplement and prospectus in the registration statement (File No. 333-262557) and the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.
This summary of preliminary terms does not contain all of the material information an investor should consider before investing in the Notes. This summary of preliminary terms is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.